EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") is made by and between Vesta Insurance Group, Inc. a Delaware corporation (the "Company"), and Hopson B. Nance, an individual resident of Birmingham, Alabama (the "Executive"), effective the 24th day of February, 2003 (the "Effective Date").

RECITALS:

A.	The Company is a holding company for a group of property and casualty insurance subsidiaries which offer primary insurance primarily on personal risks;

B.	The Executive serves as Senior Vice President and Chief Financial Officer of the Company;

C.	The Company wishes to assure itself of the continued services of the Executive so that it will have the continued benefit of his ability, experience and services, and the Executive is willing to enter into an agreement to that end, upon the terms and conditions hereinafter set forth; and

D.	Certain capitalized terms used in this Agreement shall have the meanings given them in Section 16 hereof.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive hereby agree as follows:

1.	Employment

(a)	The Company hereby agrees to continue to employ the Executive as Senior Vice President and Chief Financial Officer of the Company and any other position agreed upon by the parties; and Executive hereby agrees to serve the Company in the foregoing capacities, upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with his position that may be set forth in the Company's Bylaws or assigned by the Board or the Chief Executive Officer of the Company from time to time.

(b)	The Executive agrees to devote his full business time and attention as is reasonably necessary to the performance of his duties and responsibilities under this Agreement; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods required for (i) participating in professional, educational, charitable, social or community activities, (ii) serving as a director or member of an advisory committee of any corporation or other entity that the Executive is serving on or any other corporation or entity that is not in direct competition with the Company, or (iii) managing his personal investments, provided that such activities do not materially interfere with the Executive's regular performance of his duties and responsibilities hereunder.

(c)	The Company, in its sole discretion, may require that the Executive be designated an employee of one or more of the Company's subsidiaries or affiliates for such purposes as payroll and benefits administration. The employment of the Executive by any such subsidiary or affiliate to facilitate the Company's internal administrative purposes shall be considered employment by the Company within the meaning of this Agreement and shall not otherwise affect any of the rights or responsibilities of the Company or the Executive hereunder.

2.	Term. Unless earlier terminated as provided herein, the Executive's employment under this Agreement shall be for a term (the "Term") of two (2) years from the Effective Date. The Term shall be automatically extended for an additional year on each anniversary of the Effective Date, unless written notice of non-extension is provided by either party to the other party at least 90 days prior to such anniversary.

3.	Compensation and Benefits. In consideration of the services rendered by the Executive during the Term, the Company shall pay or provide to the Executive the amounts and benefits set forth below.

(a)	Salary. Executive shall receive an annual base salary of $250,000. The base salary shall be paid in accordance with the Company's normal payroll practices. The Executive's base salary shall be reviewed at least annually for consideration of appropriate merit increases and, once established, the base salary shall not be decreased during the Term.

(b)	Other Incentive Plans. The Executive shall participate in all annual and long-term bonus or incentive plans or arrangements in which substantially all other executives of the Company of a comparable level are eligible to participate from time to time, including, without limitation, the Company's Cash Bonus Plan. The Executive's incentive compensation opportunities under such plans and arrangements shall be determined from time to time by the Compensation Committee.

(c)	Equity Incentives. The Executive shall be given consideration, at least annually, for the grant of options to purchase shares of the common stock of the Company. In addition, the Executive shall be given consideration to receive awards under any stock option, stock purchase or equity-based incentive compensation plan or arrangement adopted by the Company from time to time for which executives of the Company of a comparable level are eligible to participate. The Executive's awards under such plans and arrangements may be determined from time to time by the Compensation Committee.

(d)	Employee Benefits. The Executive shall be entitled to participate in employee benefit plans, programs, practices or arrangements of the Company in which substantially all other executives of the Company of a comparable level are eligible to participate from time to time, including, without limitation, any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, and any medical, dental, health and welfare plans. Without limiting the generality of the foregoing, the Company shall provide the Executive with the following:

(i)	long-term disability insurance coverage in an amount and on terms consistent with the coverage in place for other management personnel of the Company;

(ii)	continued provision of life insurance coverage in an amount and on terms consistent with the coverage in place for other management personnel of the Company; and

(iii)	provision of the pension benefits provided under the Company's Post-Retirement Benefits Plan.

(e)	Fringe Benefits and Perquisites. The Executive shall be entitled to all fringe benefits and perquisites which are generally made available to executives of the Company of a comparable level from time to time. Without limiting the generality of the foregoing, the Company shall provide the Executive with the following:

(i)	provision of offices and secretarial staff;

(ii)	vacation in accordance with the Company's policy for other executives of a comparable level;

(iii)	an automobile owned or leased by the Company of a make and model appropriate for the Executive's position or, in lieu thereof, provision of a non-accountable automobile allowance in an amount to be determined from time to time by the Board or the Compensation Committee;

(iv)	reimbursement of dues for Vestavia Country Club and payment of dues for a reasonable number of professional associations of which Executive is a member in furtherance of his duties hereunder; and

(v)	reimbursement of all reasonable travel and other business expenses and disbursements incurred by the Executive in the performance of his duties under this Agreement, upon proper accounting in accordance with the Company's normal practices and procedures for reimbursement of business expenses.

4.	Termination.

(a)	The Executive's employment under this Agreement may be terminated prior to the end of the Term only as follows:

(i)	upon the resignation or death of the Executive;

(ii)	by the Company due to the Disability of the Executive upon delivery of a Notice of Termination to the Executive;

(iii)	by the Company for Cause or without Cause, in either event upon delivery of a Notice of Termination to the Executive; or

(iv)	by the Executive for Good Reason after any occurrence of a Change in Control upon delivery of a Notice of Termination to the Company.

(b)	If the Executive's employment with the Company is terminated during the Term (i) by reason of the Executive's resignation or death, or (ii) by the Company for Disability or Cause, the Company shall pay to the Executive (or in the case of his death, the Executive's estate) within thirty (30) days after the Termination Date a lump sum cash payment equal to the Accrued Compensation and, if such termination is other than as a result of Executive's resignation or by the Company for Cause, the Pro Rata Bonus.

(c)	If the Executive's employment with the Company is terminated by the Company without Cause or after a Change in Control by the Executive for Good Reason, the Executive shall be entitled to the following:

(i)	the Company shall pay the Executive in cash within thirty (30) days of the Termination Date an amount equal to all Accrued Compensation and the Pro Rata Bonus;

(ii)	(A) at the end of each of the twenty-four (24) consecutive 30-day periods following the Termination Date in the event that the Executive's employment is terminated by the Company without Cause prior to a Change in Control or (B) at the end of each of the thirty-six (36) consecutive 30-day periods following the Termination Date in the event that the Executive's employment is terminated after a Change in Control either by the Company without Cause or by the Executive for Good Reason, the Company shall pay to the Executive in cash an amount equal to one-twelfth of the sum of the Base Amount (including any increases in base salary) plus the Bonus Amount (including any increases in bonus amount) or, in the alternative, the Executive may elect to receive a lump sum equal to the present value of the payments due under this paragraph (c)(ii), to be payable within thirty (30) days of such election; provided, however, that such lump sum amount shall be reduced to its net present value assuming an interest rate equal to six percent (6%) and the applicable number of equal monthly payments commencing on the Termination Date; and

(iii)	(A) for a period of twenty-four (24) months following the Termination Date in the event that the Executive's employment is terminated by the Company without Cause prior to a Change in Control, (B) for a period of thirty-six (36) months following the Termination Date in the event that the Executive's employment is terminated after a Change in Control either by the Company without Cause or by the Executive for Good Reason or (C) for such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the Company's plans, programs, practices and policies providing medical, dental, health, death and disability benefits if the Executive's employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies as in effect and applicable generally to other peer executives and their families during the 90-day period immediately preceding the Executive's termination of employment; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical and other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

If, prior to a Change in Control, any event or condition described in Section 16(l) occurs or the Executive's employment is terminated by the Company without Cause, and the Executive reasonably demonstrates that such event, condition or termination occurred (A) at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control, or (B) otherwise in connection with, or in anticipation of, a Change in Control which actually occurs, then the occurrence of such event or condition described in Section 16(l) shall constitute Good Reason for purposes of this Agreement, and such event, condition or termination shall be treated as occurring after the Change in Control for purposes of this Section 4(c), notwithstanding that it occurred prior to the Change in Control.

(iv)	the restrictions on any incentive awards whether now in effect for, or hereafter granted to, the Executive under any stock option plan or under any other incentive plan, deferred compensation plan, agreement or arrangement of the Company of any of its affiliates shall lapse and such incentive awards shall become 100% accrued and vested, so that, for example, all stock options and stock appreciation rights granted to the Executive shall be immediately exercisable and shall be 100% vested, all restrictions on any restricted stock held by the Executive shall lapse such that the Executive has full title to such shares, and any deferred compensation payable under any plan, agreement or arrangement shall accrue in total and be immediately due and payable in full. The period in which Executive may exercise any option granted shall be the full term of such option.

(d)	In the event that any payment or benefit (within the meaning of Section 28OG(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")) to the Executive (or for his benefit) paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his relationship with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to any such excise or other taxes (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax" and any other tax together with any such interest and penalties are herein referred to as "Other Taxes"), then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all Excise Taxes and Other Taxes on the Payments and All Excise Taxes or Other Taxes imposed upon the Gross-Up Payment, the Executive shall retain that portion of the Gross-Up Payment equal to the Excise Tax or Other Taxes imposed upon the Payments.

5.	Confidential Information. During the Term and at all times thereafter, the Executive agrees that he will not divulge to anyone (other than the Company or any persons employed or designated by the Company) any knowledge or information of a confidential nature relating to the business of the Company or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets (unless readily ascertainable from public or published information or trade sources) and confidential commercial information, and the Executive further agrees not to disclose, publish or make use of any such knowledge or information without the consent of the Company.

6.	Successors, Binding Agreement.

(a)	This Agreement shall be binding upon and shall inure to the benefit of the Company (including each of its subsidiaries), its successors and assigns and any person, firm, corporation or other entity which succeeds to all or substantially all of the business, assets or property of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business, assets or property of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined and any successor to its business, assets or property as aforesaid which executes and delivers an agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)	This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are due and payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to the Executive's designated beneficiary or, if there be no such designated beneficiary, to the legal representatives of the Executive's estate.

7.	Fees and Expenses. To induce the Executive to execute this Agreement and to provide the Executive with reasonable assurance that the purposes of this Agreement will not be frustrated by the cost of its enforcement should the Company fail to perform its obligations under this Agreement:

(a)	In the event that the Executive's employment is terminated by the Company prior to a Change in Control either for Cause or without Cause, the Company shall reimburse the Executive for any reasonable attorneys' fees, expenses and court costs incurred by the Executive as a result of any litigation by the Executive regarding the validity, enforceability or interpretation of any provision of this Agreement (including as a result of any litigation by the Executive regarding the benefits payable to the Executive pursuant to this Agreement); provided, however, that such reimbursement shall only be payable by the Company (i) after the Executive prevails on substantially all issues involved in such litigation and (ii) upon receipt of proof of such expenses.

(b)	In the event that the Executive's employment is terminated after a Change in Control either by the Company either for Cause or without Cause or by the Executive for Good Reason, the Company shall reimburse the Executive for any reasonable attorneys' fees, expenses and court costs incurred by the Executive as a result of any litigation by the Executive regarding the validity, enforceability or interpretation of any provision of this Agreement (including as a result of any litigation by the Executive regarding the benefits payable to the Executive pursuant to this Agreement) upon receipt of proof of such expenses regardless of which party, if any, prevails in the contest.

8.	Notice. All notices and other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given upon personal delivery or receipt when sent by certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier service that provides written proof of delivery, and shall be addressed as follows (or to such other address as either party shall have furnished to the other in writing in accordance herewith):

If to the Executive:	Hopson B. Nance
3049 South Cove Drive
Vestavia Hills, Alabama 35216

If to the Company:	Vesta Insurance Group, Inc.
3760 River Run Drive
Birmingham, Alabama 35243
Attention: Chief Executive Officer
Copy to: General Counsel

9.	Settlement of Claims. The Company's obligation to make the payments provided for in this Agreement and to otherwise perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. The Company may, however, withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

10.	Modification and Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Alabama without giving effect to the conflict of laws principles thereof.

12.	Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreement, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

14.	Headings. The headings of Sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

15.	Counterparts. This Agreement may be executed in one or more counterparts, each shall be deemed an original but all of which together shall constitute one and the same instrument.

16.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)	"Accrued Compensation" shall mean an amount which shall include all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including without limitation, (i) base salary, (ii) deferred compensation accumulated under any plan, arrangement or agreement, (iii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company prior to Termination Date, and (iv) bonuses and incentive cash compensation (other than the Pro Rata Bonus).

(b)	"Base Amount" shall mean the greater of the Executive's annual base salary (i) at the rate in effect on the Termination Date or (ii) the highest rate in effect at any time during the 90-day period prior to a Change in Control, and shall include all amounts of his base salary that are deferred under any plans, arrangements or agreements of the Company or any of its affiliates.

(c)	"Board" shall mean the Board of Directors of the Company.

(d)	"Bonus Amount" shall mean the greater of (i) the most recent annual cash bonus paid or payable to the Executive, or, if greater, the annual cash bonus paid or payable for the year ended prior to the fiscal year during which a Change in Control occurred, or (ii) the average of the annual cash bonuses paid or payable during the three full fiscal years ended prior to the Termination Date, or, if greater, the three full fiscal years prior to a Change in Control (or, in each case, such lesser period for which annual bonuses were paid or payable to the Executive).

(e)	The "Cash Bonus Plan" shall mean the J. Gordon Gaines, Inc. Cash Bonus Plan, as amended from time to time, or any successor plan thereto.

(f)	"Cause" shall mean (i) a willful and material violation of applicable laws and regulations, (ii) a willful and material act of dishonesty, theft, fraud or embezzlement, (iii) commission of a felony or a crime involving moral turpitude, (iv) substantial dependence or addiction to alcohol or any drug, (v) conduct disloyal to the Company or its subsidiaries, or (vi) willful dereliction of duties or disregard of lawful instructions or directions of the Board or officers of the Company or its subsidiaries relating to a material matter; provided, however, that such conduct shall not constitute Cause unless (A) there shall have been delivered to the Executive a written notice setting forth with specificity the reasons that the Board believes the Executive's conduct meets the criteria set forth in this Section 16(f), (B) the Executive shall have been provided the opportunity to be heard in person by the Board (with the assistance of the Executive's counsel if the Executive so desires), and (C) after such hearing, the termination is evidenced by a resolution adopted by two-thirds of the members of the Board.

(g)	A "Change in Control" shall mean the happening during the Term of any of the following:

(i) when any "person" as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company or any Company employee benefit plan, including its trustees) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities;

(ii) the occurrence of any transaction or event relating to the Company required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act;

(iii) when, during any period of two (2) consecutive years during the Term, the individuals who, at the beginning of such period, constitute the Board cease, for any reason other than death, to constitute at least a majority thereof, unless each director who was not a director at the beginning of such period was elected by, or on the recommendation of, at least two-thirds (2/3) of the directors at the beginning of such period; or

(iv) the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company through purchase of assets, or by merger, or otherwise.

(h) "Compensation Committee" shall mean the Compensation Committee of the Board.

(i) "Disability" shall mean the inability of the Executive to perform his duties to the Company on account of physical or mental illness for a period of six consecutive full months, or for a period of eight full months during any 12-month period. The Executive's employment shall terminate in such a case on the last day of the applicable period; provided, however, in no event shall the Executive be terminated by reason of Disability unless (i) the Executive is eligible for the long-term disability benefits set forth in Section 3(d)(i) hereof and (ii) the Executive receives written notice from the Company, at least 30 days in advance of such termination, stating its intention to terminate the Executive for reason of Disability and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

(j) "Effective Date" shall mean the day and year first above written.

(k) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(l) "Good Reason" shall mean (i) within one year following a Change in Control, the delivery by the Company of written notice of non-extension of the terms of this Agreement under Section 2 of this Agreement. (ii) the occurrence at any time within two (2) years following a Change in Control of any of the events or conditions described in subsections (i) through (viii) hereof:

(i) (A) a change in the Executive's status, office, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, represents an adverse change from his status, office, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time thereafter; (B) the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with his status, office, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time thereafter; (C) any removal of the Executive from, or failure to reappoint or reelect him to, any such status, office, title, position or responsibility; or (D) any other change in condition or circumstances that in the Executive's reasonable judgment makes it materially more difficult for the Executive to carry out the duties and responsibilities of his office that existed at any time within 90 days preceding the date of a Change in Control or at any time thereafter;

(ii) a reduction in the Executive's base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within five days of the date due;

(iii) the Company's requiring the Executive to be based at any place outside a 30-mile radius from the executive offices occupied by the Executive immediately prior to a Change in Control, except for reasonably required travel on the Company's business which is not materially greater than such travel requirements prior to the Change in Control;

(iv) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within 90 days preceding the date of a Change in Control or at any time thereafter;

(v) the insolvency of the Company, or the filing by any person or entity, including the Company or any of its subsidiaries, of a petition for bankruptcy of the Company, or other relief under any other moratorium or similar law, which petition is not dismissed within 60 days;

(vi) any material breach by the Company of this Agreement;

(vii) any purported termination of the Executive's employment for Cause by the Company which does not comply with the terms of this Agreement; or

(viii) the failure of the Company to comply with and satisfy its obligations under Section 6(a) hereof.

     The Executive's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

(m) "Notice of Termination" shall mean a written notice of termination from the Company or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon.

(n) The "Post-Retirement Benefits Plan" shall mean the Post-Retirement Benefits Plan of the Company, if any, as amended from time to time, or any successor plan thereto.

(o) "Pro Rata Bonus" shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days in the applicable year through the Termination Date and the denominator of which is 365.

(p) "Termination Date" shall mean, in the case of the Executive's death, his date of death, and in all other cases, the date specified in the Notice of Termination.

[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Executive has signed this Agreement, effective as of the date first above written.

VESTA INSURANCE GROUP, INC By: /s/ Norman W. Gayle III —————————————— Norman W. Gayle III President & CEO

EXECUTIVE By: /s/ Hopson B. Nance ——————————————